Execution copy
CONSULTING AGREEMENT

Consulting Agreement (this “Agreement”), dated as of 20th day of July, 2020 (the “Effective Date”), between Scientific Industries Inc., a Delaware corporation (the “Company”) having its principal address at 80 Orville Drive, #102, Bohemia, New York 11716, and Reinhard Vogt, an individual residing at Kehrstrasse 8 b, 37085 Göttingen, Germany (“Vogt”).

WHEREAS, the Company desires that commencing with the date hereof, Vogt provide consulting services as to the operations of the Company and of the Company’s wholly-owned subsidiary Scientific Bioprocessing Inc. (“SBI”), principally with respect to the business development and strategy of SBI; and Vogt desires to provide such services on a timely basis at the reasonable request of the Company.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1. Vogt agrees at the reasonable request of the President of SBI or such other officer of the Company designated by the Board of Directors of the Company (the “Board”), to advise and consult with such officer or an employee of the Company or SBI designated by such officer as to the operations of the Company and of SBI, including, but not limited to strategy, planning, administration, sales, operations, etc., as to SBI.

2. Subject to the prior written approval of the President of SBI, Vogt is authorized to incur on behalf of the Company reasonable and necessary expenses in connection with the performance of his services on behalf of the Company or SBI hereunder, it being understood that he is not entitled to receive any health, pension or other benefits provided or made available to employees of the Company or of SBI. The Company shall pay or cause SBI to pay Vogt upon receipt of any applicable invoice the out-of-pocket expenses set forth therein which were incurred for the services provided pursuant to this Agreement.

3. For each full month that services are provided, the Company shall pay or cause SBI to pay Vogt a fee of EUR €5,000 in cash. Such compensation shall be pro-rated for services provided for a partial month. In addition, subject to the procurement of any requisite stockholder approvals, the Company shall issue to Vogt as soon as reasonably practicable 125,000 stock options of the Company with a per-share exercise price equal to the last closing price of one share of the Company’s common stock immediately prior to the Effective Date. The options shall be issued in accordance with the terms and conditions set forth in the Company’s 2012 Stock Option Plan, including vesting. Vogt shall be eligible for an annual bonus of up to 2% of net sales of SBI over mutually agreed upon sales targets for each fiscal year during the Term, and any renewal thereof, if he is providing services to the Company as of the last day of such fiscal year, payable not later than the 97th day of the next fiscal year.

4. None of the consulting services to be performed pursuant to this Agreement shall include the services or time Vogt provides as or in connection with his duties as a Director of the Company or a Director of SBI. Vogt shall receive separately director fees for services performed as a director of the Company in accordance with the Company’s policies for compensation for directors in effect from time to time. Vogt shall not receive director fees for services performed as a director of SBI.

5. The services being provided hereunder shall be provided by Vogt in his capacity as an independent contractor.

6. The “Initial Term” of this Agreement shall be the twenty-four-month period ending July 31, 2022. This Agreement shall automatically renew for successive twelve-month periods (each, a “Renewal Term”) unless either party gives the other written notice of non-renewal at least ninety (90) days’ prior to the end of the Initial Term or a Renewal Term (as the case may be). Notwithstanding the foregoing, either party may terminate this Agreement for any reason prior to the expiration of the Initial Term or any Renewal Term on ninety (90) days’ prior written notice to the other party. Upon termination, Consultant agrees to resign effective immediately from any positions he holds on the Board and the Board of Directors of SBI.

7. Consultant agrees to execute and deliver to the Company the Confidentiality Information Agreement and Non-Competition Agreement, in the form of Exhibits A and B attached hereto which agreements shall survive the expiration or termination of this Agreement for whatever reason.

8. This Agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof.

9. If any restriction contained in this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby

s Reinhard Vogt
 _______________________
Reinhard Vogt

SCIENTIFIC INDUSTRIES, INC.

By: s Helena R. Santos
      ___________________________________
     Name: Helena R. Santos
     Title: President and Chief Executive Officer
257838

Exhibit A

Confidential Information Agreement

August 1, 2020

Dear Reinhard:

This letter, when executed by the parties hereto, will constitute an agreement between Scientific Industries, Inc., a Delaware corporation (the "Company"), with its principal office in Bohemia, New York and which owns the outstanding capital stock of Scientific Bioprocessing, Inc., a Delaware Corporation (“SBI”), and Reinhard Vogt ("Consultant") with respect to certain aspects of their continuing consulting relationship under the terms and conditions set forth below.

1.           The Company has engaged Consultant to perform principally on behalf of SBI, consulting services and Consultant desires to perform such services, as set forth in a separate agreement (the "Consulting Agreement"), during the period set forth in the Consulting Agreement (the “Term of Engagement”). As an inducement to the Company to engage Consultant as aforesaid, the parties hereto set forth the following additional terms and conditions.

2.           (a)           During and after the Term of Engagement, Consultant will not, directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Consultant or for the benefit of anyone other than the Company or SBI, any Confidential Information (as defined below). Consultant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Consultant shall provide the Company or SBI, as the case may be, with prompt notice of such requirement, prior to making any disclosure, so that the Company or SBI may seek an appropriate protective order.

(b)           At the request of the Company, Consultant agrees to deliver to the Company or SBI, as the case may be, at any time during the Term of Engagement, or thereafter if secured later, all Confidential Information which Consultant may possess or control. Consultant agrees that all Confidential Information of the Company or SBI (whether now or hereafter existing) conceived, discovered or made by Consultant during the Term of Engagement exclusively belongs to the Company or SBI, as the case may be (and not to Consultant). Consultant will promptly disclose such Confidential Information to the Company or SBI, as the case may be, and perform all actions reasonably requested by the Company or SBI to establish and confirm such exclusive ownership. “Confidential Information” means any confidential information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, accounting records and other financial information, customer pricing and or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company or its subsidiaries, including SBI (collectively, the “Company Group”), or which hereinafter may be sold, developed or contemplated, by a member of the Company Group through the date of termination of the Term of Engagement, including, but not limited to, bioprocessing products, mixers, including vortex mixers, rotating, catalytic research instruments, balances, scales, moisture analyzers, force gauges, shaking or oscillating apparatus; thermoelectric apparatus; or any industrial or laboratory processes, apparatus or equipment relating thereto (the “Products”) or other proprietary or intellectual property of the Company Group members whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Consultant not permissible hereunder.

3.           Consultant agrees to indemnify and save the Company and SBI, their respective directors, officers, stockholders, agents, representatives, employees and consultants (and such persons' respective affiliates) harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by such persons by reason of the transactions contemplated by the Consulting Agreement or this letter agreement or the breach of any representation, warranty, covenant or agreement contained or refined to therein or herein (including, without limitation, reasonable attorneys' fees and expenses), except in the case of such person’s own willful default or gross negligence.

4.           The covenants, agreements, representations, and warranties contained in or made pursuant to this letter agreement shall survive termination of Consultant's engagement, irrespective of any investigation made by or on behalf of any party. If any restriction contained in this letter agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

5.           This letter agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this letter agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum.

If Consultant is in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

Scientific Industries, Inc.

By: /s Helena R. Santos
      ______________________________

       Name: Helena R. Santos

       Title: President and Chief Executive
                             Officer

AGREED AND ACCEPTED TO:

s Reinhard Vogt
______________________
Reinhard Vogt

                                                          Exhibit B
Non-Competition Agreement

August 1, 2020

Dear Reinhard:

This letter, when executed by the parties hereto, will constitute an agreement between Reinhard Vogt ("Consultant") and Scientific Industries, Inc., a Delaware corporation (the “Company”), on behalf of itself and its subsidiaries including Scientific Bioprocessing, Inc., a Delaware corporation (“SBI”, the Company, SBI and the subsidiaries of the Company collectively, the “Company Group”), with respect to certain aspects of your continuing relationship with members of the Company Group, under the terms and conditions set forth below.

1.           The Company has engaged Consultant to perform services for the Company, principally on behalf of SBI, and Consultant desires to perform such services, on the terms and conditions which are the subject of a Consulting Agreement for a period of time (the “Term of Engagement”) as more fully set forth in such Consulting Agreement. In addition to the compensation to which Consultant is already entitled, as a further inducement to the Company to engage Consultant as aforesaid, the parties hereto set forth the following additional terms and conditions.

2.           Consultant acknowledges that services to be provided by Consultant resulting from his knowledge of the business of SBI, and the customers and competitors of SBI, are unique and that obtaining or use of same by a competitive business or business similar to that of SBI would cause irreparable injury to SBI. Consultant covenants and agrees that:

(a)           From the date hereof through the date of termination of the Term of Engagement, Consultant will not, without the express written approval of the Board of Directors or the Chief Executive Officer of the Company, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, or be associated with in any way, any business which competes directly or indirectly with the business or proposed business of SBI (a "Competitive Business"); provided, however, that Consultant may, directly or indirectly, with his spouse own, invest or acquire an interest in the aggregate of up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly.

(b)           Additionally, from the date hereof through the date which is 18 months after the date of termination of the Term of Engagement (the “Restricted Period”), Consultant will not, without the express written approval of the Board of Directors or the Chief Executive Officer of the Company, directly or indirectly, become associated with a Competitive Business, or otherwise engage in or assist in any enterprise, which develops, markets, sells, manufactures or designs products currently being sold, developed or contemplated, by SBI, or which hereinafter may be sold, developed or contemplated, by SBI, as of the date of termination of the Term of Engagement, including, but not limited to, the licensing and development of bioprocessing systems and products; or any industrial or laboratory processes, apparatus or equipment relating thereto (the “Products”). Consultant may, during the Restricted Period, become associated with a Competitive Business to the extent association of the Consultant is not related in any way to the development, manufacture, design, marketing or sale of the Products or products which are intended to compete with the Products.

(c)           During the Restricted Period, Consultant will not, without the express prior written approval of the Board of Directors or Chief Executive Officer of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, consultant, agent, representative or any other person which has a business relationship with a member of the Company Group or to cause such person to discontinue, reduce or modify such employment, agency or business relationship with a member of the Company Group, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within one (1) year prior to the date the Competitive Business employs or seeks to employ such person) engaged or retained by a member of the Company Group.

(d)           Since a breach of the provisions of this paragraph 2 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an appropriate order from a court of competent jurisdiction restraining such breach or a threatened breach, and in any such case, no bond or other security shall be required to be posted in connection therewith, and Consultant hereby consents, to the issuance of such order. Consultant agrees that the provisions of this paragraph 2 are necessary and reasonable to protect the Company in the conduct of the business of the Company Group. If any restriction contained in this paragraph 2 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

3.           Consultant agrees that from the date of this letter agreement and continuing indefinitely thereafter, Consultant shall not say or do anything which could disparage, undermine or be reasonably interpreted to denigrate the capabilities, performance, integrity or reputation of any member of the Company Group or any of its directors, officers, stockholders, agents, employees, representatives or consultants.

4.           Consultant agrees to indemnify and save the Company and its directors, officers, stockholders, agents, representatives, employees and consultants (and such persons' respective affiliates) harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by such persons by reason of the breach of any representation, warranty, covenant or agreement contained herein (including, without limitation, reasonable attorneys' fees and expenses), except in the case of such persons own willful default or gross negligence.

5.           The covenants, agreements, representations, and warranties contained in or made pursuant to this letter agreement shall survive the termination of the Term of Engagement, irrespective of any investigation made by or on behalf of any party.

6.           This letter agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this letter agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum. If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

Scientific Industries, Inc.

By: Helena R. Santos

________________________________ Name: Helena R. Santos
Title: President and Chief Executive
 Officer

ACCEPTED AND AGREED TO:

s Reinhard Vogt
_____________________________
Reinhard Vogt